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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our report dated January 18, 2008 on the financial statements of the RiverSource Mid Cap Growth Fund of the RiverSource Equity Series, Inc., included in the Annual Report for the year ended November 30, 2007, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 104 to the Registration Statement (Form N-1A, No. 2-13188) of the RiverSource Equity Series, Inc.

                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
January 25, 2008